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                                                                   Exhibit 11(a)

                            Blue Wave Systems Inc.

                  Computation of Per Share Net Income (Loss)
                   (in thousands, except per share amounts)

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
                                                                                                          Three Months Ended
                                                                                                               March 31,
                                                                                                       2000                1999
                                                                                                     --------            --------
 Basic Net Income (Loss) Per Share:
      Net income (loss) applicable to common stock                                                   $    817            $   (456)
                                                                                                     ========            ========

      Weighted average shares outstanding                                                              15,528             13,120

 Basic net income (loss) per share                                                                   $   0.05            $  (0.03)
                                                                                                     ========            ========


 Diluted Net Income (Loss) Per Share:
      Weighted average shares outstanding                                                              15,528             13,120

      Effect of common stock equivalents:
                Options granted and warrants issued                                                     1,058                N/A
                Weighted average exercised options outstanding for portion of
                      period, net of equivalent shares purchased at average fair market value             102                N/A
                Effect of using option and warrant proceeds to repurchase common stock
                      at average fair market value                                                       (171)               N/A
                                                                                                     --------            --------
                                  Total common stock equivalents                                          989                  -
                                                                                                     --------            --------
       Weighted average diluted shares outstanding                                                     16,517              13,120
                                                                                                     --------            --------

 Diluted net income (loss) per share                                                                 $   0.05            $  (0.03)
                                                                                                     ========            ========
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